                                                                    Exhibit 10.1

                         MASTER JOINT VENTURE AGREEMENT

                                 BY AND BETWEEN

                              EVERGREEN SOLAR, INC.

                                       AND

                                  Q - CELLS AG

                                January 14, 2005
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                               TABLE OF CONTENTS

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ARTICLE 1 Interpretation.............................................................................................   1
         1.1      Definitions........................................................................................   1
         1.2      Headings and Other Interpretation..................................................................   8
         1.3      Relation to Articles of Association................................................................   9
         1.4      German Legal Terms.................................................................................   9

ARTICLE 2 Purpose of, Organization of and Contributions to VentureCo.................................................   9
         2.1      Purpose of the Joint Venture.......................................................................   9
         2.2      Capital Increase of VentureCo......................................................................  10
         2.3      Subscription to Shares, Payment of Subscription Price..............................................  10
         2.4      Additional Capital Contributions...................................................................  10
         2.5      Covenants with Respect to the Organization of and the Contributions to VentureCo...................  11

ARTICLE 3 Management and Operation of VentureCo......................................................................  12
         3.1      Management and Supervision of VentureCo............................................................  12
         3.2      Accounting Matters; Basic Financial Inspection Rights..............................................  12
         3.3      Other Financial Matters............................................................................  13
         3.4      Government Investment Grants.......................................................................  13
         3.5      Sarbanes-Oxley and Nasdaq Covenant.................................................................  14
         3.6      Capacity Expansion and Additional Financing........................................................  14
         3.7      Directors..........................................................................................  16
         3.8      Indemnification....................................................................................  16

ARTICLE 4 Restrictions on Transfer; Right of First Refusal for Sale of Shares........................................  17
         4.1      Restrictions on Transfer; Exceptions...............................................................  17
         4.2      Right to Notice....................................................................................  17
         4.3      Exercise of Right of First Refusal.................................................................  17
         4.4      Right to Sell to Third Party.......................................................................  17
         4.5      Reinstatement of Right of First Refusal............................................................  18
         4.6      Change of Control..................................................................................  18
         4.7      Relation to Articles of Association................................................................  18

ARTICLE 5 Term and Termination.......................................................................................  18
         5.1      Term...............................................................................................  18
         5.2      Termination Due to Second Capital Contribution Condition End Date Failure..........................  18
         5.3      Termination by mutual consent......................................................................  19
         5.4      Termination for Breach.............................................................................  20
         5.5      Termination after January 1, 2012..................................................................  23
         5.6      Termination in Case of Sale and Transfer...........................................................  23
         5.7      Post-Termination Covenants.........................................................................  23

ARTICLE 6 Closing Conditions.........................................................................................  24
         6.1      Conditions to Obligations of E.....................................................................  24
         6.2      Conditions to the Obligations of Q.................................................................  24
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ARTICLE 7 Warranties.................................................................................................  24
         7.1      Warranties of Q....................................................................................  24
         7.2      Warranties of E....................................................................................  26

ARTICLE 8 Liability and Limitations of Liability.....................................................................  28
         8.1      Q Liability........................................................................................  28
         8.2      E Liability........................................................................................  28
         8.3      Definitions........................................................................................  28
         8.4      Determination of the Amount of Damage..............................................................  28
         8.5      Limitations of Liability for Breach of Warranties..................................................  29
         8.6      General Limitation of Liability....................................................................  29

ARTICLE 9 Additional Agreements......................................................................................  29
         9.1      Marketing..........................................................................................  29
         9.2      Q Manufacturing Right of First Refusal.............................................................  30
         9.3      Q Ribbon Technology Restriction....................................................................  31
         9.4      Cooperation to Pursue Tax Efficiencies.............................................................  32
         9.5      Confidentiality....................................................................................  32
         9.6      Reasonable Efforts.................................................................................  33
         9.7      Standstill.........................................................................................  33
         9.8      Employee Matters...................................................................................  34
         9.9      Covenant Regarding Service Agreements..............................................................  34

ARTICLE 10 Miscellaneous.............................................................................................  35
         10.1     Expenses...........................................................................................  35
         10.2     Further Assurances.................................................................................  35
         10.3     Notices............................................................................................  35
         10.4     Governing Law and Dispute Resolution...............................................................  36
         10.5     Binding Effect.....................................................................................  36
         10.6     Assignment.........................................................................................  36
         10.7     No Third Party Beneficiaries.......................................................................  37
         10.8     Foreign Corrupt Practices Act......................................................................  37
         10.9     Amendment, Waivers.................................................................................  37
         10.10    Entire Agreement...................................................................................  37
         10.11    No Joint Venture or Partnership....................................................................  37
         10.12    Language for Joint Venture and this Agreement......................................................  38
         10.13    Voting and other rights............................................................................  38
         10.14    Severability.......................................................................................  38

         EXHIBITS
         Exhibit A       Articles of Association
         Exhibit A-1     Certified German Translation of Articles of Association
         Exhibit B       E License Agreement
         Exhibit C       Q License Agreement

         SCHEDULES
         Schedule 3.6    [*]

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      [*] This provision is the subject of a Confidential Treatment Request.

                         MASTER JOINT VENTURE AGREEMENT

      This Master Joint Venture Agreement (the "AGREEMENT") is made and entered into as of the 14th day of January, 2005, by and between Evergreen Solar, Inc., a Delaware corporation with its principal executive offices located at 138 Bartlett Street, Marlboro, Massachusetts, USA ("E") and Q-Cells AG, a stock corporation organized under the laws of Germany with its principal executive offices located at Guardianstr. 16, 06766 Thalheim, Germany ("Q"). Capitalized terms used herein shall have the meaning ascribed to them in SECTION 1.1.

                                    RECITALS

      WHEREAS, E and Q are each engaged in the manufacture and distribution of solar products;

      WHEREAS, E has unique and proprietary string ribbon wafer manufacturing technology that enables E to manufacture crystalline silicon wafers at reduced costs, and unique and proprietary manufacturing technology that enables E to efficiently process such wafers into photovoltaic cells and modules;

      WHEREAS, Q has developed unique and proprietary technology for the manufacture of high-performance, multi- and mono-crystalline silicon solar cells based on wafers purchased from third parties, is currently engaged in the commercial manufacture and sale of such cells and has proven capability to rapidly expand its production capacity; and

      WHEREAS, the Parties believe that it is in their mutual best interest to establish an independent company, in which they would each invest, to own and operate a facility in Germany to manufacture crystalline silicon wafers and photovoltaic cells and modules incorporating such wafers based on the combination of their respective technologies and expertise.

      WHEREAS, prior to the date hereof, Q has acquired a limited liability company (GmbH) with the corporate name TOPAS 107 V.V. GmbH, incorporated under the laws of the Federal Republic of Germany whose registered office is at Berlin (registered under HRB 94629 B at the local court - Amtsgericht - of Berlin-Charlottenburg). Q shall cause this shelf-company to become VentureCo ("VENTURECO") which shall be named, if possible, "EverQ GmbH."

      NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties and indemnities made herein and of the mutual benefits to be derived herefrom, and for other good and valuable consideration (the receipt and adequacy of which are hereby acknowledged), the Parties hereto agree as follows:

                                    ARTICLE 1

                                 INTERPRETATION

      1.1 Definitions. For the purposes of this Agreement, capitalized terms used herein shall have the respective meanings assigned thereto in this SECTION 1.1.

            "ACQUISITION PROPOSAL" has the meaning assigned in SECTION 4.2.

            "ACQUISITION PROPOSAL NOTICE" has the meaning assigned in SECTION
4.2.

            "ACT" has the meaning assigned in SECTION 10.8.

            "ACTION" means any claim, action, suit or arbitration, as well as any inquiry, proceeding or investigation by or before any Governmental Authority.

            "ADDITIONAL CONTRIBUTIONS" has the meaning set forth in SECTION 2.4.

            "AFFILIATE" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, a Party at the relevant time. For the purposes of this definition, "control" means the beneficial ownership of more than fifty percent (50%) of the voting rights.

            "AGGREGATE EQUITY FUNDING" means the E Equity Commitment plus the Q Equity Commitment, in total EUR 44,176,707.00, less any Debt Financing.

            "ALTERNATIVE FUNDING" means funding other than the Government Investment Grant Approval and the Equity Commitments in an amount sufficient to offset a Government Investment Grant Shortfall, whether in the form of funding from one or more of the Parties, Third Parties, or from other local, state or federal government or EU entities or otherwise, or any combination of the foregoing.

            "ALTERNATIVE VENTURE" means a [*].

            "ANNUAL PLAN" shall mean an annual business and operations plan as determined by the Supervisory Board.

            "ARBITRATOR" has the meaning assigned in SECTION 5.4 (C)(II)(3).

            "ARTICLES OF ASSOCIATION" means the Articles of Association (Gesellschaftsvertrag) of VentureCo set forth as EXHIBIT A (a certified copy of an German translation which is set forth in EXHIBIT A-1), together with any amendments thereto approved by the Parties. Should there be a discrepancy between the German and the English versions of the Articles, the English version shall prevail and the Parties shall amend the German version of the Articles to reflect the meaning of the English version.

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      [*] This provision is the subject of a Confidential Treatment Request.

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            "BANKRUPTCY EVENT" means, with respect to

                  (1)   E:

                        a) such Party commencing a voluntary case or other proceeding, or an involuntary case or other proceeding being commenced against such Party and remaining undismissed and unstayed for a period of [*], in either case seeking liquidation, reorganization or other relief with respect to such Party or its debts under any applicable bankruptcy, reorganization, composition, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such Party or any substantial part of its property;

                        b) such Party consenting to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it;

                        c) such Party admitting in writing its inability to pay its debts generally as they become due or generally failing to pay such debts as they become due or becoming subject to disposition of a clearing-house to suspend transactions; or

                        d) such Party making or consenting to any assignment of any material portion of its assets for the benefit of creditors.

                  (2)   Q:

                        a) such Party filing for insolvency, or an involuntary filing for insolvency being commenced against such Party and remaining undismissed and unstayed for a period of [*], or

                        b) such Party admitting in writing its inability to pay its debts generally as they become due or generally failing to pay such debts as they become due.

            "BREACHING PARTY" has the meaning assigned in SECTION 5.4.

            "BUSINESS DAY" means any day on which financial institutions are generally open and available for business, and which is not otherwise a holiday, in both the German state of Saxony-Anhalt and the US state of Massachusetts.

            "CAPACITY EXPANSION" has the meaning assigned in SECTION 3.6.

            "CELL" means a crystalline silicon material substrate that has been processed to provide electrical output from incident sunlight.

            "CHANGE OF CONTROL" means with respect to any entity, the acquisition of such entity by another Person by means of any transaction or series of related transactions (including, without limitation, any share acquisition, sale of all or substantially all of the assets, reorganization, merger or consolidation, but excluding any sale of shares for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of such entity outstanding immediately prior to such transaction continue to retain

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      [*] This provision is the subject of a Confidential Treatment Request.

(either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in such entity held by such holders prior to such transaction, more than 50% of the total voting power represented by the voting securities of such entity or such surviving entity outstanding immediately after such transaction or series of transactions.

            "CLOSING CONDITIONS" has the meaning assigned in SECTION 6.1 AND
6.2.

            "CLOSING DATE" means the day on which fulfillment or waiver of all Closing conditions has occurred (and which the Parties agree is the Signing
Date).

            "CONCURRENT AGREEMENTS" means the Services Agreements and the License Agreements.

            "CONFIDENTIAL INFORMATION" has the meaning assigned in SECTION 9.5.

            "DEBT FINANCING" means the amount of any debt financing incurred by VentureCo to finance the operations and capital expenditures of VentureCo which E and Q mutually agree should reduce the Equity Commitments.

            "DIRECTOR" means a member of the Supervisory Board
(Aufsichtsratsmitglied) of VentureCo.

            "DISCLOSING PARTY" has the meaning assigned in SECTION 9.5(A).

            "DISTRIBUTION" means the transfer of cash or other property whether by way of dividend or otherwise to one or more of the Shareholders, or the purchase or redemption of Shares for cash or other property.

            "E EQUITY COMMITMENT" means EUR 33,176,707.00, less the E Percentage of any Debt Financing.

            "EU" means European Union.

            "E FIRST REFUSAL NOTICE" has the meaning assigned in SECTION 9.2(B).

            "ELECTION NOTICE" has the meaning assigned in SECTION 4.3.

            "E LICENSE AGREEMENT" means the License & Technology Transfer Agreement between E and VentureCo as set forth in EXHIBIT B.

            "E PERCENTAGE" means 75.1%, subject to adjustment as provided in
SECTION 2.4, 3.6 AND 5.4 (L).

            "E SERVICES AGREEMENT" means the Master Outsourced Services Agreement by and between E and VentureCo, to be entered into within thirty (30) days of the Signing Date.

            "EQUITY COMMITMENTS" MEANS THE E EQUITY COMMITMENT AND THE Q EQUITY COMMITMENT.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "FAIR MARKET VALUE" has the meaning assigned in SECTION 5.4(C).

            "FREE CASH" means, as of any date of determination, the amount of liquid net assets held in cash and other liquid, short-term investment instruments in excess of the amount which is sufficient to fund the operations and investments of VentureCo for the following [*] period according to VentureCo's then-current budget projections.

            "GOVERNMENT INVESTMENT GRANT APPROVAL" means that the grant authority of the state of Saxony-Anhalt (Investitionsbank Sachsen-Anhalt) has issued in writing an approval of GA grants (Zuwendungsbescheid uber GA-Mittel) which, together with the investment allowance (Investitionszulage) VentureCo is entitled to, amounts to at least EUR 24,000,000.00. The approval of GA grants may be subject to customary conditions and obligations.

            "GOVERNMENT INVESTMENT GRANT" means GA-grants (GA-Mittel; Mittel aus dem Programm "Gemeinschaftsaufgabe Aufbau Neue Laender")

            "GOVERNMENT INVESTMENT GRANT SHORTFALL" means the amount by which a Government Investment Grant Approval which, together with the investment allowance (Investitionszulage) VentureCo is entitled to, amounts to less than EUR 24,000,000.00.

            "GOVERNMENTAL AUTHORITY" means any US or German, federal, national, supranational, state, provincial, municipal, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

            "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "GRANT IMPUNITY NOTICE" has the meaning assigned in SECTION 3.6
(C)(I).

            "INDEMNIFIABLE CLAIMS" has the meaning assigned in SECTION 8.3.

            "INDEMNIFIED PARTY" has the meaning assigned in SECTION 8.3.

            "INDEMNIFYING PARTY" has the meaning assigned in SECTION 8.3.

            "INITIAL CAPACITY" has the meaning assigned in SECTION 3.6 (A).

            "INITIAL CAPITAL CONTRIBUTION" has the meaning assigned in SECTION 2.4.

            "KNOWLEDGE" shall mean, with respect to a Party, the actual knowledge of its officers and the members of the Board of Directors or Supervisory Board of such Party, provided that such persons shall have made reasonable inquiry of those employees and consultants, as the case may be, whom such officers or members of the Board of Directors or the Supervisory Board reasonably believe would have actual knowledge of the matters represented.

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      [*] This provision is the subject of a Confidential Treatment Request.

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
            "LAW" means any US or German, federal, national, supranational, state, provincial, municipal, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

            "LIABILITIES" means any and all indebtedness or other liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action, Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

            "LICENSE AGREEMENTS" means the E License Agreement and the Q License Agreement.

            "MANAGEMENT BOARD" shall mean the Management Board of Directors (Geschaeftsfuerung) of VentureCo.

            "MATERIAL BREACH" has the meaning assigned in SECTION 5.4.

            "MODULE" means an assembly of multiple, electrically connected
Cells.

            "NEGOTIATION PERIOD" has the meaning assigned in SECTION 4.3

            "NON-SELLING PARTY" has the meaning assigned in SECTION 4.2.

            "PARTIES" means the parties to this Agreement, from time to time, and a "PARTY" shall mean either E or Q, as applicable.

            "PERCENTAGE INTERESTS" means the E Percentage and the Q Percentage.

            "PERSON" means any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

            "Q CONFIRMATION NOTICE" has the meaning assigned in SECTION 9.2(B).

            "Q EQUITY COMMITMENT" means EUR 11,000,000.00, less the Q Percentage of any Debt Financing.

            "Q LICENSE AGREEMENT" means the License & Technology Transfer Agreement between Q and VentureCo as set forth in EXHIBIT C.

            "Q PERCENTAGE" means 24.9%, subject to adjustment as provided in
SECTION 2.4, 3.6 AND 5.4 (L).

            "Q PREFERENTIAL OFFER" has the meaning assigned in SECTION 3.6 (C).

            [*]

            "Q SERVICES AGREEMENT" means the Master Outsourced Services Agreement between Q and VentureCo, to be entered into within thirty (30) days of the Signing Date.

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      [*] This provision is the subject of a Confidential Treatment Request.



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
            "RECAPITALIZATION" means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

            "RECEIVING PARTY" has the meaning assigned in SECTION 9.5(A).

            "RIBBON TECHNOLOGY" means a technique in which a thin sheet of silicon, typically polycrystalline silicon, is grown directly from molten silicon. The sheet is generally grown in a vertical orientation without the use of foreign substrate on which the silicon is formed, although some processes grow the silicon in a horizontal direction and can use a substrate on which the silicon is formed.

            "SALE PERIOD" has the meaning assigned in SECTION 4.4.

            "SECOND CAPITAL CONTRIBUTION" has the meaning assigned in SECTION
2.4 (B).

            "SECOND CAPITAL CONTRIBUTION CONDITIONS" has the meaning assigned in
SECTION 2.4 (B).

            "SECOND CAPITAL CONTRIBUTION DATE" has the meaning assigned in
SECTION 2.4 (B).

            "SECOND CAPITAL CONTRIBUTION CONDITION END DATE" means September 30, 2005 or such other later date as the Parties may mutually agree.

            "SECOND CAPITAL CONTRIBUTION CONDITION END DATE FAILURE" means the failure of the Parties to satisfy the Second Capital Contribution Conditions prior to September 30, 2005.

            "SECURITIES ACT" means the Securities Act of 1934, as amended.

            "SELLING PARTY" has the meaning assigned in SECTION 4.2.

            "SERVICES AGREEMENTS" means the E Services Agreement and the Q Services Agreement.

            "SHAREHOLDER" means each of E and Q and their respective Affiliates.

            "SHARES" means shares of VentureCo equity securities or securities convertible or exchangeable into VentureCo equity securities.

            "SIGNING DATE" means the date hereof.

            "STRING RIBBON TECHNOLOGY" means [*].

            "SUBJECT SHARES" has the meaning assigned in SECTION 4.2.

            "SUBSCRIPTION PRICE" has the meaning assigned in SECTION 2.3.

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      [*] This provision is the subject of a Confidential Treatment Request.


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
            "SUPERVISORY BOARD" means the Supervisory Board of Directors (Aufsichtsrat) of VentureCo.

            "TAX" or, collectively, "TAXES" means any and all German, United States, provincial, state, local and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor or transferor entity.

            "TERMINATING PARTY" has the meanings assigned in ARTICLE 5, as applicable.

            "TERMINATION CALL RIGHT" has the meanings assigned in SECTION 5.4
(D) AND SECTION 5.5 (B), as applicable.

            "TERMINATION SECURITIES" has the meaning assigned in SECTION 5.4(C).

            "THIRD CAPITAL CONTRIBUTION DATE" has the meaning assigned in
SECTION 2.4 (C).

            "THIRD CAPITAL CONTRIBUTION" has the meaning assigned in SECTION 2.4
(C).

            "THIRD PARTY" means a Person who is not a Party and who is not an Affiliate of a Party.

            "TRANSFER" has the meaning assigned in SECTION 4.1.

            "UNFUNDED PARTY" has the meaning assigned in SECTION 5.2.

            "US GAAP" means the generally accepted accounting principles in the United States.

            "VENTURECO" has the meaning assigned in the RECITALS.

            "WAFER" means a crystalline silicon material substrate that is intended to but has not yet been made into a Cell.

            "5% SHAREHOLDERS" has the meaning assigned in SECTION 3.6 (C)(IV).

      1.2 Headings and Other Interpretation. In this Agreement (a) headings are for convenience of reference only and shall not affect the interpretation of the provisions of this Agreement except to the extent that the context otherwise requires; (b) words importing the singular shall include the plural and vice versa; (c) words denoting individuals shall include any form of entity and vice versa; (d) words denoting any gender shall include all genders; (e) where any act, matter or thing is required by this Agreement to be performed or carried out on a certain day and that day is not a Business Day then that act, matter or thing shall be carried out or performed on the next following Business Day; (f) unless specified otherwise, any reference herein to any Article, Section, clause, sub-article, sub-clause, Appendix or Exhibit shall be deemed to be a reference to an Article, Section, clause, sub-article, sub-clause, Appendix or Exhibit of this Agreement; (g) any reference to any agreement, document or instrument shall refer to such agreement, document or instrument as amended, modified, supplemented, or novated; and (h) the words "include," "including" and the derivations thereof shall not be limiting.

      1.3 Relation to Articles of Association. In the event that this Agreement and the Articles of Association of VentureCo should differ in one or several aspects, in the internal relation between E and Q this Agreement shall supersede the Articles of Association as far as this is legally admissible. E and Q hereby undertake that they shall cooperate with respect to the adjustment of VentureCo's Articles of Association in accordance with this Agreement. The Parties shall whenever necessary exercise all voting and other rights and powers available to them to procure the alteration of the Articles of Association to the extent necessary to permit VentureCo and its affairs to be carried out as provided in this Agreement. For the avoidance of doubt, the Articles of Association of VentureCo do not conflict and are not to be treated as conflicting with any provision of this Agreement by which the Parties agree to procure that anything be or be not done. Subject as aforesaid, the Parties hereby undertake to each other to observe and perform the provisions of the Articles of Association of the Company.

      1.4 German Legal Terms. In case of doubt of the meaning of German legal terms, the German words written in brackets and italics shall be definitive.

                                    ARTICLE 2

           PURPOSE OF, ORGANIZATION OF AND CONTRIBUTIONS TO VENTURECO

      2.1 Purpose of the Joint Venture. The purpose of VentureCo shall be the manufacturing and marketing of String Ribbon based photovoltaic products. VentureCo shall, in principle, be a manufacturing company designed to exploit the combined strengths of E and Q. The parties intend that VentureCo shall:

            (a)   manufacture Wafers using E's String Ribbon Technology;

            (b) process such Wafers into Cells using a fabrication process that combines each Parties' Cell manufacturing technologies;

            (c)   assemble Cells into Modules;

            (d) conduct specific manufacturing and product technology-oriented development work required to optimize its activities;

            (e) conduct all other activities necessary to the manufacture, test and sale of such solar products with an initial focus on the manufacture, sale and distribution of Modules; and

            (f) in connection with the foregoing activities, subcontract or outsource to E and/or Q those functions that E and/or Q is able to perform more efficiently than the VentureCo.

      2.2 Capital Increase of VentureCo. On the Signing Date, subject to the requirements of this Article 2, Q shall immediately after the signing of this Agreement resolve an increase of the share capital (Stammkapital) of VentureCo from EUR 25,000.00 by EUR 225,000.00 to EUR 250,000.00 by issuing new shares by way of a capital increase in cash ("CAPITAL INCREASE"). The shareholder resolution shall provide that : (i) E shall have the right to subscribe to a new share in the nominal amount of EUR 187,750.00 and (ii) Q shall have the right to subscribe to a new share in the nominal amount of EUR 37,250.00, bringing the total of Q's shares in VentureCo to EUR 62,250.00. The new shares shall be entitled to participate in the distribution of profits of VentureCo, if any, as of the beginning of the business year 2005 of VentureCo.

      2.3 Subscription to Shares, Payment of Subscription Price. Subject to the condition precedent that the Closing Conditions laid down in ARTICLE 6 are met, (i) E and Q shall on the Signing Date subscribe to their respective new shares at nominal value ("SUBSCRIPTION PRICE") and (ii) the Subscription Price for the new shares shall be paid by E and Q respectively in EUR by wire transfer of immediately available funds on the Closing Date to a special account of VentureCo with respect to the Capital Increase (Kapitalerhoehungssonderkonto), provided by VentureCo to E and Q. E and Q shall cause VentureCo to maintain the funds received on such special account until the Capital Increase has been registered with the commercial register of VentureCo.

      2.4 Additional Capital Contributions. In addition to the Subscription Price and subject to the condition precedent that the Closing Conditions laid down in ARTICLE 6 are met, E and Q shall make further contributions (andere Zuzahlungen) to the capital reserves of VentureCo (sonstige Ruecklagen; pursuant to Section 272 para. 2 no. 4 German Commercial Code, Handelsgesetzbuch) ("ADDITIONAL CONTRIBUTIONS"). Subject to the provisions contained in this Agreement, the payment of the Additional Contributions will be effected by E and Q in accordance with the following provisions:

            (a) Initial Capital Contribution. On the Closing Date (or if not possible on the Closing Date, on the next Business Day after the Closing Date), E and Q shall contribute an aggregate of EUR 1,750,000.00, of which EUR 1,314,250.00 shall be contributed by E and EUR 435,750.00 shall be contributed by Q (the "INITIAL CAPITAL CONTRIBUTION").

            (b)   Second Capital Contribution.

                  (i) Upon the date that is five (5) Business Days following the achievement of the Second Capital Contribution Conditions (the "SECOND CAPITAL CONTRIBUTION DATE"), E and Q shall (subject to SECTION 2.5 (C)) contribute an amount equal to one-half (50%) of their respective Equity Commitments, less the Subscription Price, and, in the case of Q, less EUR 25,000, and less the Initial Capital Contributions made by them, respectively, prior to such date (the "SECOND CAPITAL CONTRIBUTION"), i.e., in the case of E, EUR 15,086,353.50, and, in the case of Q, EUR 5,002,000.00.

                  (ii) For the purposes of this Agreement, "SECOND CAPITAL CONTRIBUTION CONDITIONS" means (A) receipt by VentureCo of the Government Investment Grant Approval and (B) the financial ability of E and Q to fund to VentureCo their respective Second Capital Contributions.

                  (iii) If there is a Government Investment Grant Shortfall, condition (A) in SECTION 2.4 (B)(II) is deemed met if and only if the Parties obtain a written agreement with respect to obtaining Alternative Funding.

                  (iv) For the avoidance of doubt, the Parties are not obligated to contribute funds in excess of their respective Equity Commitment; provided, however, that one or more of the Parties may contribute additional funds (in addition to its Equity Commitment) in satisfaction of the Alternative Funding; provided further that the Parties shall first use reasonable best efforts to obtain such Alternative Funding from one or more Third Parties (but not competitors of either Party, in the reasonable good-faith determination of the Parties), local, state or federal or EU entities (or any combination thereof) and if the Parties fail to obtain such Alternative Funding from such Persons within sixty (60) days of the date of the Government Investment Grant Approval, then VentureCo shall offer to the Parties pro rata to their shareholdings the right to provide to VentureCo the Alternative Funding. If the Alternative Funding is provided in the form of equity, the subscription price (including all further contributions (andere Zuzahlungen) to the capital reserves of VentureCo (sonstige Ruecklagen; pursuant to Section 272 para. 2 no. 4 German Commercial Code, Handelsgesetzbuch)) per 1% of VentureCo may not be below the subscription price (including all Additional Contributions) per 1% of VentureCo as provided for by this Agreement. If one of the Parties does not exercise the corresponding subscription rights in full within thirty (30) days of the date that such subscription rights were offered to such Party, the remainder of the subscription rights shall be offered to the 5% Shareholders (as defined in SECTION 3.6(C)(IV)) of such Party. If such 5% Shareholders do not exercise the corresponding subscription rights, in full, within thirty (30) days of the date that such subscription rights were offered to such 5% Shareholders, the remainder of the subscription rights shall be offered to the other Party. The Percentage Interests shall be appropriately and correspondingly adjusted in connection with any purchase by a Party of VentureCo equity securities pursuant to this SECTION 2.4(B)(IV). For the avoidance of doubt, SECTION 3.6(C)shall not apply to any purchase of VentureCo securities pursuant to this SECTION 2.4(B)(IV).

                  (v) If the Second Capital Contribution Conditions are not met by the Second Capital Contribution Condition End Date, Section 5.2 shall apply.

            (c) Third Capital Contribution. No later than 120 days (unless otherwise agreed between the Parties) following the Second Capital Contribution Date (the "THIRD CAPITAL CONTRIBUTION DATE"), E and Q shall contribute their respective Equity Commitments minus their respective equity payments previously contributed pursuant to this ARTICLE 2 (the "THIRD CAPITAL CONTRIBUTION"). Calculation Examples: If there is no Debt Financing, E shall contribute EUR 16,588,353.50 and Q shall contribute EUR 5,500,000.00 under this SECTION 2.4.
(C). If the Debt Financing amounts to EUR 2,000,000.00, the contributions under this SECTION 2.4. (C) shall be reduced, in the case of E, by EUR 1,502,000.00 and, in the case of Q, by EUR 498,000.00.

      2.5 Covenants with Respect to the Organization of and the Contributions to VentureCo.

            (a) Notwithstanding the foregoing, E and Q shall make and they shall cause VentureCo to make all necessary and appropriate statements and do all necessary and appropriate acts to effectuate the Additional Contributions, including approving any required capital increase in VentureCo and adopting any required amendments to the Articles of Association. In particular, E and Q shall cause VentureCo to file for registration of any required capital increase and the adoption of amended Articles of Association immediately after the respective Subscription Prices have been paid to a special account of VentureCo (Kapitalerhoehungssonderkonto).

            (b) Each Additional Capital Contribution shall be paid in EUR by wire transfer of immediately available funds to a special account of VentureCo designated to E and Q by VentureCo in writing.

            (c) The Parties shall use reasonable best efforts to obtain the Government Investment Grant Approval as soon as reasonably practicable following the Closing Date, including, but not limited to, making changes to the overall structure of the joint venture, this Agreement, the shareholdings in VentureCo, the Articles of Association and the Concurrent Agreements in order to ensure that the maximum amount of Government Investment Grants available for small and medium size enterprises will be secured by VentureCo; and to obtain the funds necessary to fund to VentureCo the amounts specified in SECTION 2.4 (B) AND 2.4
(C) when due. In the event of a Government Investment Grant Shortfall, (i) neither Party shall be obliged to contribute further capital or funds to VentureCo unless and until they have obtained Alternative Funding prior to the Second Capital Contribution Condition End Date; and (ii) the Parties shall cooperate and use their respective reasonable best efforts to obtain such Alternative Funding, as soon as practicable but in any event prior to the Second Capital Contribution End Date.

                                    ARTICLE 3

                      MANAGEMENT AND OPERATION OF VENTURECO

      3.1 Management and Supervision of VentureCo . The Parties shall cause VentureCo to be managed and supervised in accordance with the provisions of the Articles of Association. In particular, unless otherwise specifically agreed to by the Parties, the Parties shall cause specific duties and powers of the Supervisory Board to be as set forth in the Articles of Association. Subject to
Section 1.3, the Parties shall not take any action in contravention of the Articles of Association.

      3.2   Accounting Matters; Basic Financial Inspection Rights.

            (a) Basic Accounting Matters. (i) The Parties shall cause VentureCo to (i) establish its annual accounts and report its annual results in accordance with the applicable corporate laws of the Federal Republic of Germany, aiming at the optimization of tax benefits of the Shareholders and (ii) make adjustments to its accounts to reflect its financial position and results of operations in accordance with both U.S. GAAP and IFRS.

                  (ii) The Parties shall cause VentureCo to keep books and records reflecting all its respective transactions, complete and accurate in all material respects.

                  (iii) The Parties shall cause the fiscal year of VentureCo to commence on January 1 and end on December 31.

            (b) Basic Financial Information. The Parties shall cause VentureCo to furnish the following reports to each of E and Q:

                  (i) As soon as practicable after the end of each fiscal year of VentureCo, and in any event within sixty (60) days after the end of each fiscal year of VentureCo, an audited consolidated balance sheet of VentureCo as at the end of such fiscal year, and consolidated statements of income and cash flows of VentureCo for such year, prepared in accordance with German GAAP (HGB), US GAAP and IFRS consistently applied.

                  (ii) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of VentureCo, and in any event within thirty (30) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of VentureCo, an unaudited consolidated balance sheet of VentureCo as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of VentureCo for such period, prepared in accordance with German GAAP (HGB), US GAAP and IFRS consistently applied, subject to changes resulting from normal year-end audit adjustments.

                  (iii) Such other information relating to the financial condition, business, prospects or corporate affairs of VentureCo as E or Q may from time to time reasonably request.

            (c) Basic Financial Inspection Rights. During the regular office hours of VentureCo, and upon twenty-four (24) hours' notice to VentureCo, E and Q shall have (i) full access to all properties, books of account and records of VentureCo, and (ii) the right to make copies from such books and records at their own expense. Notwithstanding the foregoing, each Party will be entitled to any inspection rights granted under German law.

      3.3   Other Financial Matters.

            (a) Annual Plan. The Parties shall cause the Management Board of VentureCo to prepare, and the Supervisory Board to consider and approve, an Annual Plan with respect to each fiscal year of VentureCo no later than thirty
(30) days prior to the commencement of each fiscal year; provided, however, that the initial Annual Plan shall be presented, considered and approved as promptly as practicable after the Signing Date but in no event later than March 31, 2005 and shall cover the period from the Signing Date until the end of 2005.

            (b) Dividend Policy. The shareholders' meeting may declare and pay Distributions with the approval of a majority of the votes; provided, however, the Parties shall take all actions necessary to cause VentureCo to require unanimous approval of the shareholders prior to any Distribution (i) declared at any time that Free Cash does not exist, (ii) if such Distribution shall cause Free Cash not to exist immediately following such Distribution, or (iii) other than in a manner proportionate to the respective ownership interests of the equity securities of VentureCo regardless of whether Free Cash exists.

      3.4   Government Investment Grants. The Parties shall cause VentureCo to:
(a) use reasonable best efforts to cooperate with E and Q and take all such actions as may be necessary or appropriate in conjunction with enabling VentureCo to qualify for the Government Investment Grants; (b) use reasonable best efforts to obtain the Government Investment Grants; (c) to the extent practicable, arrange for the attendance of one or more representatives of both E and Q to attend any meeting with any governmental agency or other Person or body pertaining to the Governmental Investment Grants; (d) provide both E and Q with copies of any written correspondence (including English translations thereof) from any governmental agency or other body pertaining to the Government Investment Grants within two (2) Business Days of receipt thereof; and (e) provide both E and Q with copies of any proposed correspondence (including English translations thereof) to any governmental agency or other body pertaining to the Government Investment Grant no less than five (5) Business Days prior to the mail or delivery of such correspondence to such governmental agency or other body and use reasonable best efforts to incorporate the comments of both E and Q into such correspondence prior to such mail or delivery.

      3.5 Sarbanes-Oxley and Nasdaq Covenant. The Parties shall cause VentureCo to perform such acts as E shall request as reasonably necessary or advisable to permit E to comply with all Laws and regulations applicable to U.S. companies in general and U.S publicly reporting companies, in particular, including but not limited to: (i) the Exchange Act and the Securities Act and the rules of the SEC promulgated thereunder; (ii) the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder; (iii) the Nasdaq Marketplace Rules. Without limiting the foregoing, the Parties shall cause VentureCo to establish, maintain, adhere to and enforce a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with US GAAP.


      3.6   Capacity Expansion and Additional Financing.

            (a) It is the intent of the Parties that VentureCo shall have an initial capacity to manufacture 30MW per year (the "INITIAL CAPACITY"). The Parties shall use reasonable best efforts to cause VentureCo to achieve the Initial Capacity as soon as practicable. It is also the intent of the Parties that VentureCo shall in the long-term, if economically viable, expand its manufacturing capacity to 120 MW (the "CAPACITY EXPANSION"). Without limiting the foregoing, each of the Parties shall, and shall cause VentureCo to, approve the Capacity Expansion, if economically viable, and commence substantial activities in furtherance of the Capacity Expansion within [*] of the Closing Date.

            (b) In the event that at least one Director designated to the Supervisory Board by a Party fails to approve a Capacity Expansion following a determination by at least a majority of the Supervisory Board that the Capacity Expansion is in the best interest of VentureCo, the Parties shall negotiate in good faith a resolution of the dispute pertaining to the Capacity Expansion.

            (c) Additional Financing. If, be it in relation to a Capacity Expansion or otherwise, VentureCo requests in writing from both E and Q additional financing in addition to the Aggregate Equity Funding or Alternative Funding (an "ADDITIONAL FINANCING"), and the Shareholders approve the corresponding capital increase in accordance with the Articles of Association (an "ADDITIONAL FINANCING REQUEST"), the following shall apply:

                  (i) If it is possible under the applicable grant regulations, as demonstrated by a written confirmation of the relevant grant authority (the "GRANT IMPUNITY NOTICE"), that Q increases its ownership interest in VentureCo to 50%, without such increase of

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                                      -14-

Q's ownership interest in VentureCo possibly resulting in an application for Government Investment Grants being turned down, in part or in full, or Government Investment Grants already obtained being reclaimed, in part or in full, by the competent authorities, then Q shall be offered in writing to provide such amount of an Additional Financing to enable it to increase its ownership interest in VentureCo to a level equal to (but not in excess of) the percentage then held by E (the "Q PREFERENTIAL OFFER"). Unless otherwise agreed to by the Parties, the price per EUR 2,500.00 nominal amount (as appropriately adjusted for Recapitalizations) of VentureCo equity share (Stammeinlage) purchased by Q in any financing transaction to be completed in accordance with the terms of this SECTION 3.6(C)(I) shall be [*].

                  (ii) Within 90 days of receipt of the Grant Impunity Notice and the Q Preferential Offer, Q shall be entitled to accept the Q Preferential Offer by subscribing, in the form required by German law, to such number of shares in VentureCo [*] as is needed for Q to obtain an ownership interest of 50% in VentureCo. If, within 90 days of receipt of the Grant Impunity Notice and the Q Preferential Offer, Q has not accepted the Q Preferential Offer, then Q's right to increase its ownership in VentureCo to 50% [*] shall terminate.

                  (iii) If at the time of an Additional Financing request the Grant Impunity Notice cannot be obtained, the Parties shall enter into discussions as to whether Q can participate in the Additional Financing to the extent necessary to enable it to increase its ownership in VentureCo to 50%, as provided herein, in a manner other than by share subscription.

                  (iv) Any capital increase of VentureCo [*] that is not the Q Preferential Offer) shall be offered to the Parties pro rata to their shareholdings. If one of the Parties does not exercise the corresponding subscription rights in full within thirty (30) days of the date that such subscription rights were offered to such Party, the remainder of the subscription rights shall be offered to the shareholders of such Party who hold at least 5% in the equity of such Party or 1% financial investors who are also represented on the Board of such Party (or one or more entities affiliated with such shareholders, the "5% SHAREHOLDERS"). If such 5% Shareholders do not exercise the corresponding subscription rights in full within thirty (30) days of the date that such subscription rights were offered to such 5% Shareholders, the remainder of the subscription rights shall be offered to the other Party. Should the Parties (together), along with the 5% Shareholders not fully subscribe to the full amount of the capital increase, the subscription rights to the remainder of the capital increase shall then be offered to third party financial investors, but not to competitors of either Party (in the reasonable good-faith determination by the Parties). The Percentage Interests shall

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                                      -15-
be appropriately and correspondingly adjusted in connection with any subscription by a Party of VentureCo equity securities pursuant to this SECTION 3.6(C)(IV).

                  (v) Without limiting the foregoing, if the Additional Financing is of an amount that is insufficient to enable Q to increase its ownership in VentureCo to 50%, as provided herein, and Q participates in such Additional Financing to the full extent possible , then in connection with any subsequent Additional Financing the Parties shall cause Q to be offered, in writing, to provide such amount of the Additional Financing to enable Q to increase its ownership in VentureCo to 50% (in accordance with the terms herein) until such time as Q's ownership in VentureCo reaches 50%.

                  (vi) Except as otherwise specifically set forth in this Agreement, the nature and material terms of any and all financing activities by VentureCo (including the selection of lenders, if any) shall be determined by the Supervisory Board and/or pursuant to a resolution adopted at a shareholder meeting, as applicable under German law.

            (d) No Additional Obligation. No Shareholder shall be required to provide loan financing, equity contributions or any form of guarantee or credit support for repayment for any funding obtained by VentureCo, above their respective Equity Commitment. For the avoidance of doubt, the rules laid down in
SECTION 3.6 (C) do not oblige the Parties to provide additional funding to VentureCo.

      3.7 Directors. The Parties shall take all actions necessary to establish the initial number of Directors designated to the Supervisory Board of VentureCo at three (3) and cause E to have the right to nominate and appoint two (2) Directors and Q to have the right to nominate and appoint one (1) Director. Each Party shall cause each Director appointed by it to perform his duties as a Director fully in compliance with the terms of this Agreement and the Articles of Association. None of the Parties shall be excused from the performance of this Agreement on account of the failure to control such Director nominated and appointed by it. In any event of a change of the size or composition of the Supervisory Board, the Parties shall take all actions necessary, including any amendments of the Articles of Association, as far as legally admissible, to ensure that E retains the right to appoint and revoke the majority of the members of the Supervisory Board. Notwithstanding the foregoing, in the event that Q shall obtain an ownership interest in VentureCo equal to that of E, the Parties shall take all actions necessary, including an amendment of the Articles of Association, to establish the number of Directors of VentureCo at five (5) and for E to have the right to appoint two (2) Directors, and Q to have the right to appoint two (2) Directors and Q and E to have the right to appoint one
(1) Director subject to the mutual approval of E and Q.

      3.8 Indemnification. To the fullest extent permitted by German law, E and Q shall cause VentureCo to indemnify and hold harmless each Director designated to the Supervisory Board nominated by E and Q from all losses, liabilities, costs and expenses arising out of or relating to such Director's actions in connection with any action taken within their authority and in their capacity as a Director, except to the extent that such losses, liabilities, costs or expenses are caused by such Director's fraud, bad faith or willful misconduct, and except to the extent that such Director's actions comprised or caused breach of this Agreement by the Party who appointed that Director.

                                    ARTICLE 4

       RESTRICTIONS ON TRANSFER; RIGHT OF FIRST REFUSAL FOR SALE OF SHARES

      4.1 Restrictions on Transfer; Exceptions. Each of the Parties agrees that it shall not, either directly or indirectly, sell, transfer or dispose of ("TRANSFER") any Shares during the term of this Agreement, without complying with the terms of this ARTICLE 4; provided, however, that the foregoing restrictions shall not apply to Transfers of shares or other equity interests of VentureCo (i) by either Party to any Affiliate of such Party or (ii) from any Affiliate of such Party to such Party or to any Affiliate of such Party, provided always that the transferring Party remains, and the transferee of such transferred Shares or equity interests agrees in the appropriate form to be, bound by the terms of this Agreement to the same extent that the original Parties are bound thereby. For the avoidance of doubt, a Change of Control in a Party does not trigger the other Party's right of first refusal under this
SECTION 4.1.

      4.2 Right to Notice. Other than those Transfers excepted under SECTION 4.1, prior to either Party proposing to Transfer any portion of the Shares held by such Party (the "SUBJECT SHARES") to a Third Party (an "ACQUISITION PROPOSAL"), the proposed transferring Party (the "SELLING PARTY") shall provide to the other Party (the "NON-SELLING PARTY") written notice of the Acquisition Proposal, which notice shall include a reasonable description of all material terms and conditions of or related to the Acquisition Proposal (the "ACQUISITION PROPOSAL NOTICE").

      4.3 Exercise of Right of First Refusal. Following receipt of the Acquisition Proposal Notice by the Non-Selling Party, the Non-Selling Party shall have [*] to provide written notice to the Selling Party (the "ELECTION NOTICE") that it intends to elect to exercise its right of first refusal. After delivery of the Election Notice to the Selling Party, the Parties agree to negotiate in good faith the terms and conditions under which the Non-Selling Party would acquire all (but not less than all) of the Subject Shares at issue, and the Non-Selling Party shall have a right of first refusal to purchase all (but not less than all) of the Subject Shares on terms that:

                  (i) are reasonably equivalent to the terms set forth in the Acquisition Proposal Notice, provided that the Non-Selling Party shall not have any obligation to agree to any terms which are unique to such Third Party, or

                  (ii)  are reasonably acceptable to the Selling Party.

The Parties agree that such good-faith negotiations will continue until the earlier of (i) [*] from the date of delivery of the Election Notice or (ii) such negotiations are terminated earlier by agreement between the Parties (the "NEGOTIATION PERIOD"), during which period appropriate representatives of each Party shall, in good faith, make themselves available to meet. During the Negotiation Period, the Non-Selling Party shall be permitted to conduct appropriate due diligence. Delivery of the Election Notice shall not obligate the Non-Selling Party to purchase the Subject Shares, but shall be delivered in good faith.

      4.4 Right to Sell to Third Party. Subject to compliance with the provisions hereof, including SECTION 4.3 and SECTION 4.5, if (i) the Non-Selling Party fails to deliver an Election Notice within the time required, (ii) the Non-Selling Party fails to acquire the Subject Shares

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                                      -17-
before the end of the Negotiation Period and such failure to acquire is not due to the unreasonable delay of the Selling Party or (iii) such negotiations are terminated earlier by agreement between the Parties (the earlier to occur is referred to herein as the "LAPSE DATE"), then the Selling Party shall have the right to enter into a transaction with a Third Party to sell the Subject Shares at a price and on terms no more favorable than as set forth in the Acquisition Proposal Notice, provided that such Third Party acquires the Subject Shares within [*] of the Lapse Date (the "SALE PERIOD").

      4.5 Reinstatement of Right of First Refusal. In the event that the Third Party fails to acquire the Subject Shares within Sale Period as described in
SECTION 4.4, the Selling Party shall not thereafter Transfer any shares without first again offering such securities to the Non-Selling Party in the manner provided in this ARTICLE 4.

      4.6   Change of Control. The Parties agree that the provisions of this
ARTICLE 4 shall not apply to, and shall in no way restrict, either Parties' right or ability to engage in a Change of Control.

      4.7 Relation to Articles of Association. The procedure laid down in SECTIONS 4.2 THROUGH 4.5 above also applies to the offer to the minority shareholders contemplated in Section 5.4, sentence 2, of the Articles of Association. This ARTICLE 4 does not alter any provision or provisions contained in the Articles of Association restricting the transfer of shares. However, the Parties shall exercise all voting and other rights available to them to ensure the implementation of the foregoing provisions of this ARTICLE 4 and any provisions contained in the Articles of Association restricting transfers of shares are waived or suspended, if applicable, to allow such sales and purchases to proceed as provided above.

                                    ARTICLE 5

                              TERM AND TERMINATION

      5.1 Term. The term of this Agreement shall commence on the date hereof and shall continue and remain in full force and effect, until this Agreement is terminated in accordance with this ARTICLE 5.

      5.2 Termination Due to Second Capital Contribution Condition End Date Failure.

            (a) Either Party (for the purposes of this Section 5.2(a), the "TERMINATING PARTY") may terminate this Agreement upon thirty (30) days' prior written notice provided to the other Party if, by the Second Capital Contribution Condition End Date, there is a Government Investment Grant Shortfall, and the Parties or VentureCo have not obtained a written agreement for the provision of Alternative Funding; provided that a Party may not terminate this Agreement pursuant to this SECTION 5.2 if the Government Investment Grant Shortfall or the failure of the Parties or VentureCo to obtain Alternative Funding was due to such Party's Material Breach.

            (b) In the event of a termination under Section 5.2 (a) and subject to Section 5.2(e) below,

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                                      -18-

                  (i) the Parties shall cause VentureCo to be liquidated and wound up in accordance with German law and the Articles of Association;

                  (ii) the Parties shall cause the Concurrent Agreements to be terminated; and

                  (iii) any additional claims for damages shall be excluded.

            (c) Either Party (for purposes of SECTION 5.2 (C) AND (D), the "TERMINATING PARTY") may terminate this Agreement upon thirty (30) days' prior written notice provided to the other Party if the other Party (the "UNFUNDED PARTY") lacks the financial ability to fund to VentureCo its Second Capital Contribution, demonstrates so to the Terminating Party in writing, and thereby fails to pay its Second Capital Contribution when due.

            (d) In the event of a termination under Section 5.2 (c) and subject to Section 5.2(e) below,

                  (i) the Parties shall cause VentureCo to be liquidated and wound up in accordance with German law and the Articles of Association;

                  (ii) the Parties shall cause the Concurrent Agreements to be terminated;

                  (iii) the Unfunded Party shall reimburse the Terminating Party for all of its out-of-pocket costs incurred in connection with the negotiation, preparation and execution of this Agreement and the implementation of the transactions contemplated thereby, including and without limitation, travel expenses and reasonable fees and expenses paid to advisors, and

                  (iv) any additional claims for damages etc. shall be excluded.

            (e) This SECTION 5.2 does not limit either Party's right to terminate this Agreement for Material Breach under SECTION 5.4.

            (f) Promptly upon receiving notice by a Terminating Party of its exercise of its rights pursuant to SECTION 5.2, the Parties shall take such actions, and cause their respective Affiliates to take such actions, as may be necessary to enable the Terminating Party to consummate its rights.

      5.3   Termination by mutual consent.

            (a) This Agreement may be terminated by mutual written consent of the Parties.

            (b) In the event of termination pursuant to SECTION 5.3(A), the consequences of Termination shall be agreed between the Parties in writing, unless the form of a notarial deed is required under German law.

      5.4   Termination for Breach

            (a) A Party (for purposes of this SECTION 5.4, the "TERMINATING PARTY") may terminate this Agreement upon [*] prior written notice provided to the other Party (the "BREACHING PARTY") if the Breaching Party commits a Material Breach of this Agreement or if the Breaching Party becomes subject to a Bankruptcy Event.

                  (i) If the Breaching Party commits a Material Breach of this Agreement, and if

                        (1) the Material Breach is incurable, the termination must be made in writing not later than [*] after the Terminating Party learns about the Material Breach.

                        (2) the Material Breach is curable, the Terminating Party has to request such cure in writing, not later than [*] after it learns about the Material Breach, granting the Breaching Party a cure period of another [*]. If the Terminating Party fails to cure such Material Breach within the [*], the termination must be made in writing not later than [*] after the expiry of the cure period.

                        (3) For the purposes of this SECTION 5.4, "MATERIAL BREACH" is defined as (A) a material breach of this Agreement or any of the Concurrent Agreements that has had, or is reasonable likely to have, a material adverse effect on the financial performance or business prospects of VentureCo, either in the short-term or the long-term; provided that (B) a Material Breach shall include without limitation the failure of the Breaching Party to comply with its obligation to pay all or any portion of its Equity Commitment or perform its other obligations in accordance with ARTICLE 2.

                  (ii) If the Breaching Party becomes subject to a Bankruptcy Event, the termination must be made in writing not later than [*] after the Terminating Party learns about the Bankruptcy Event.

            (b) Within a period of [*] after it has terminated this Agreement, the Terminating Party is entitled to start a process to determine the Fair Market Value by indicating so to the other Party in writing (the "VALUATION REQUEST"). The Valuation Request may be combined with the termination notice.

            (c) The "FAIR MARKET VALUE" shall be the fair market value for [*] ("TERMINATION SECURITIES") and shall be determined as follows:

                  (i) If the Termination Securities are publicly traded on a national stock market or exchange, the Fair Market Value shall be deemed [*].

                  (ii) If there is no active public market for the Termination Securities, the value shall be the Fair Market Value thereof as determined by good faith negotiation between

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                                      -20-
the Parties. If such negotiation fails to determine the Fair Market Value within [*] after the date of the Valuation Request, the Fair Market Value shall be determined as follows:

                        (1) Each Party shall each retain at its expense an independent third party investment bank or M&A advisor with expertise valuing companies such as VentureCo.

                        (2) Subject to execution of customary confidentiality agreements by the independent third-party firms, VentureCo shall provide or be caused to provide to each firm all material information, including any material changes in such information, reasonably necessary to value VentureCo or reasonably requested by the firms. [*]

                        (3)   Within [*] after the Valuation Request pursuant to
SECTION 5.4(B) above, each Party shall submit a final valuation proposal, prepared in writing with a supporting analysis by its retained third-party firm, to the other Party and the other Party's third party firm and to the "ARBITRATOR." The "ARBITRATOR" shall be a Person with expertise in valuing companies in the photovoltaic industry, shall not have a material business relationship with either Party or VentureCo and shall be reasonably acceptable to both Parties. If the Parties agree upon a single Arbitrator, the decision of such Arbitrator shall be final and binding on the Parties. If the Parties have not agreed on a single Arbitrator, the Parties will each select an Arbitrator satisfying the criteria set forth herein and the selected Arbitrators will select a third. In that case, the decision of a majority of the Arbitrators will control and shall be final and binding on both Parties. In either case, the arbitrator shall submit his decision to the Parties in writing within [*] after receiving the two final valuation proposals.

                        (4) If one Party does not submit in a timely manner a final valuation proposal, then the valuation proposal of the other Party shall be used to establish the Fair Market Value.

            (d) If this Agreement is terminated pursuant to SECTION 5.4 (A), the Terminating Party, notwithstanding any other remedy that it may have pursuant to this Agreement or otherwise under German law, may, within a period of [*] following decision of the Arbitrator pursuant to SECTION 5.4 (C) (II)
(3), purchase all the Shares legally or beneficially owned by the Breaching Party for a cash amount equal to [*] (the "TERMINATION CALL RIGHT"). The Termination Call Right must be exercised in writing or in the from required under German law (notarial deed if VentureCo still is a Limited Liability Company (GmbH)) and delivered to the Breaching Party.

            (e) The Terminating Party shall have the right to assign its rights and interests with respect to its Termination Call Right to a Third Party, provided that (i) the Breaching Party is provided prior written notice of such assignment and (ii) such Third-Party assignee is not a competitor of the breaching Party in the reasonable, good-faith determination of the Breaching Party. Any attempted assignment by the Terminating Party of its Termination Call Right in contravention of the provisions of this SECTION 5.4(E) shall be void and unenforceable.

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                                      -21-

            (f) The closing of any purchase and sale of Termination Securities shall take place at the office of VentureCo within [*] of the exercise of the Termination Call Right. At such closing, the aggregate purchase price for such purchase and sale shall be paid in cash or other immediately available funds in exchange for the Termination Securities to be sold.

            (g) Promptly upon receiving notice by a Terminating Party of its exercise of its rights pursuant to SECTION 5.4(A), the Breaching Party shall take such actions, and cause its Affiliates to take such actions, as may be necessary to enable the Terminating Party to consummate its rights.

            (h) Continuation of Business. Subject to SECTION 5.4 (I), during any period in which a Party has the right to purchase or is purchasing the Securities of the other Party pursuant to this SECTION 5.4, VentureCo shall continue its business in the ordinary course. The Parties and VentureCo shall use their reasonable best efforts to maintain and preserve the business of VentureCo pending the consummation of such purchase.

            (i) In each case of termination according to SECTION 5.4 (A), each Party shall have the right to demand that both Parties hold a Shareholders' meeting of VentureCo without undue delay and vote in favor of the dissolution and winding up of VentureCo in accordance with applicable law and the Articles of Association, if the Non-Breaching Party either (i) waives its rights under
SECTION 5.4(D) AND (E) in writing or (ii) has not exercised such rights within the three-month period specified in SECTION 5.4(D), unless (iii) the Non-Breaching Party has offered to sell its Shares to the Breaching Party, the Breaching Party has elected to purchase the Shares of the Non-Breaching Party at [*], and demonstrated to the Non-Breaching Party's satisfaction that it can complete and provide payment for the shares within [*] of such offer.

            (j) If the applicable Termination Call Right is exercised, the Parties shall cause the License Agreements to remain in full force and effect and the Service Agreements to be terminated. The Parties shall cause the Concurrent Agreements to be terminated if the Parties proceed to dissolution of VentureCo, as provided in (i) above (on the effective date of dissolution).

            (k) In the event of any termination of this Agreement pursuant to this SECTION 5.4, this Agreement shall cease to have further force or effect and no Party shall have any liability to any other Party in respect to this Agreement, provided that termination of this Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

            (l) Without limiting any other remedies that may be available to the non-Breaching Party under this Agreement (but, for the avoidance of doubt, not under SECTION 5.4. (A) THROUGH (K)) or under German law, in the event of a Material Breach pursuant to SECTION 5.4(A)(I)(3)(B) in lieu of terminating this Agreement as provided in this SECTION 5.4, the Non-Breaching Party may, after the expiration of any cure period applicable with respect to such Material Breach, upon written notice to VentureCo and the Breaching Party, cause the Percentage

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                                      -22-

Interest of the Breaching Party to be reduced to reflect the relative capital contributions of the Parties actually contributed under SECTION 2.3 THROUGH 2.4, in which case the Shares held by the Parties shall be correspondingly adjusted to reflect the Percentage Interests, as adjusted pursuant to this SECTION 5.4(L). The Breaching Party is obliged, to the extent required to obtain the result contemplated by this SECTION 5.4(L), to split its share(s) in VentureCo and transfer such share(s) or split share(s), by way of a notarial deed, to the other Party free of charge.

      5.5   Termination after January 1, 2012

            (a) Either Party may terminate this Agreement with six months written notice to the other Party anytime time following January 1, 2012.

            (b)   If this Agreement is terminated pursuant to SECTION 5.5 (A)
by:

                  (i) E as the Terminating Party, Q may purchase E's Percentage Interest in VentureCo [*] (the "Q TERMINATION CALL RIGHT"); or

                  (ii) Q as the Terminating Party, E may purchase Q's Percentage Interest in VentureCo [*] (the "E TERMINATION CALL RIGHT").

            (C) SECTION 5.4 (B) THROUGH (K) shall apply correspondingly, provided, however, that the period to exercise the Termination Call Right is extended to one hundred and eighty (180) days following decision of the Arbitrator pursuant to SECTION 5.4. (C) (II) (3).

      5.6 Termination in Case of Sale and Transfer. This Agreement and the Service Agreements, but, unless otherwise agreed in writing, not the License Agreements, shall terminate automatically, or, in the case of the Service Agreements, shall be caused by the Parties to be terminated, upon the closing of the purchase by a Party or its Affiliates of all the Shares beneficially owned by the other Party and its Affiliates.

      5.7   Post-Termination Covenants.

            (a) Employee Issues. Each Party shall negotiate in good faith an agreement providing that employees of the other Party working for VentureCo (either on a part-time or full-time basis) shall be made available full-time to VentureCo for such period as is reasonably required up to three months to effect an orderly transition following the termination of this Agreement. The Parties shall use their reasonable best efforts to make all such employees available on this basis.

            (b) Return of Confidential Information. Upon the termination of this Agreement, each Party, at its own cost, shall promptly return to the Disclosing Party any and all documents and materials constituting or containing Confidential Information of the Disclosing Party which are in its possession or control, or at its option, shall destroy such documents and materials and certify such destruction in writing to the Disclosing Party.

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                                      -23-

            (c) Survival of Rights and Obligations. The rights and obligations of the Parties under Sections 3.8, 5, 7, 8, 9.3, 9.5, 9.6, 9.7 and 10 shall survive any termination of this Agreement.

                                    ARTICLE 6

                               CLOSING CONDITIONS

      6.1 Conditions to Obligations of E. The obligation of E to fulfill its obligations under SECTION 2.3 AND 2.4 shall be subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by E:

            (a) Execution of License Agreement. Q shall have executed and delivered to E the Q License Agreement.

            (b) Articles of Association. Q shall have voted to amend the Articles of Association in accordance with the form set forth in EXHIBIT A-1.

            (c) Managing Board composition. Peter Rusch shall have been appointed as the CEO of VentureCo.

            (d) Supervisory Board Composition. The authorized size of the Supervisory Board of VentureCo shall have been established at three (3) positions and Richard M. Feldt and Dr. Terry Bailey shall have been appointed to the Supervisory Board.

            (e) Legal Opinion. E shall have received an opinion addressed to E, dated the Signing Date, of VAN AUBEL Rechtsanwaelte, in form and substance reasonably satisfactory to E.

      6.2 Conditions to the Obligations of Q. The obligation of Q to fulfill its obligations under SECTION 2.3 AND 2.4 shall be subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Q:

            (a) Execution of License Agreement. E shall have executed and delivered to Q the E License Agreement.

            (b) Legal Opinion. Q shall have received an opinion addressed to Q, dated the Signing Date, of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in a form and substance reasonably satisfactory to Q.

                                    ARTICLE 7

                                   WARRANTIES

      7.1 Warranties of Q. Q hereby warrants in the form of an independent no fault guarantee (rechtlich selbstaendiges verschuldensunabhaengiges Garantieversprechen) within the meaning of Sec. 311 paragraph (1) German Civil Code (Buergerliches Gesetzbuch) to E as follows:

            (a) Organization, Authority and Qualification. Q is a corporation or other organization duly organized, validly existing and in good standing under the laws of Germany. Q has all necessary power and authority to enter into this Agreement and the License Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Q is duly licensed or qualified to do business in Germany. The execution and delivery by Q of this Agreement and the License Agreements to which it is a party, the performance by Q of its obligations hereunder and thereunder and the consummation by Q of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Q, and no other corporate proceedings on the part of Q or any of its Affiliates are required in connection therewith. This Agreement has been, and upon its execution, each of the other License Agreements to which Q is a party, will be, duly executed and validly delivered by Q, and (assuming, if applicable, due authorization, execution and delivery by each of the other Parties hereto and thereto) this Agreement constitutes and, upon its execution, each of the other License Agreements to which Q is a party, shall constitute, a legal, valid and binding obligation of Q, enforceable against Q in accordance with its terms.

            (b) No Conflict. The execution, delivery and performance by Q of this Agreement and the License Agreements to which it is a party do not and will not (a) violate or conflict with any provision of its Articles of Association, by-laws or similar organizational documents, or (b) conflict with or violate in any material respect any German law or Governmental Order applicable to Q or any of its assets, properties or business.

            (c) Consents and Approvals. The execution, delivery and performance by Q of this Agreement and the License Agreements to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or other Third Party.

            (d) Absence of Litigation. There is no legal or regulatory action pending or, to the knowledge of Q, threatened against Q that seeks to restrain or enjoin or otherwise challenge the legality, validity or enforceability of this Agreement or the Q License Agreement.

            (e) Compliance with Laws; Permits. To the extent required to execute and consummate this Agreement and the Concurrent Agreements or except as would not materially impair Q's ability to perform its obligations hereunder and thereunder:

                  (i) Q is not in conflict in any material respect with, in material default under, or in material violation of, any Laws or Governmental Orders applicable to Q's business, or by which Q believes it is reasonably likely to be bound or affected. There is no material judgment, injunction, order or decree that is binding upon Q which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing the conduct of VentureCo as currently contemplated to be conducted following the Closing Date.

                  (ii) Q and its Affiliates currently hold all material permits, licenses, authorizations, certificates, exemptions, registrations and approvals of Governmental Authorities (collectively, "PERMITS") necessary or proper for the current operation of its business, such

Permits are in full force and effect, and no suspension, cancellation or non-renewal of any such Permit is pending or, to the knowledge of the Q Parties, threatened.

            (f) Intellectual Property. To the extent required to execute and consummate this Agreement and the Concurrent Agreements or except as would not materially impair Q's ability to perform its obligations hereunder and thereunder, no contracts, licenses or agreements to which Q is a party (including, without limitation, this Agreement and the Q License Agreement and the transactions contemplated herein and therein) or, to the knowledge of Q, by operation of law, will:

                  (i) Result in VentureCo or E being bound by, or subject to, any non-compete, exclusivity restriction or other restriction on the operation or scope of its businesses; or

                  (ii) Result in VentureCo or E being obligated to pay any royalties or other amounts to any Third Party.

                  (iii) Grant to any Third-Party
any right to or with respect to any Intellectual Property owned by, or licensed to, VentureCo or E.

            (g) No Undisclosed Liabilities. Q has no Liabilities which, individually or in the aggregate, could be reasonably expected to impair, prevent or delay Q from performing any of its obligations under this Agreement.


            (h) During the period beginning on November 30, 2004 and ending on the Signing Date, Q has not suffered or been affected by any event (or events) that has had or is reasonably likely to have a material adverse effect on the financial performance or business prospects of Q, either in the short-term or the long-term.

            (i) Q has provided to E a true, correct and complete copy of the Government Grant Application, in the form in which it was initially submitted to the State of Saxony-Anhalt.

      7.2 Warranties of E. E hereby warrants in the form of an independent no fault guarantee (rechtlich selbstaendiges verschuldensunabhaengiges Garantieversprechen) within the meaning of Sec. 311 paragraph (1) German Civil Code (Buergerliches Gesetzbuch) to Q as follows:

            (a) Organization, Authority and Qualification. E is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. E has all necessary power and authority to enter into this Agreement and the License Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by E of this Agreement and the License Agreements to which it is a party, the performance by E of its obligations hereunder and thereunder and the consummation by E of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of E, and no other corporate proceedings on the part of E or any of its Affiliates is required in connection therewith. This Agreement has been, and upon its execution, each of the other License Agreements to which E is a party will be, duly executed and validly delivered by E, and (assuming, if applicable, due authorization, execution and delivery by each of the other Parties hereto and thereto) this Agreement constitutes and, upon its execution, each of the other License Agreements to which it is a party shall constitute, a legal, valid and binding obligation of E, enforceable against E in accordance with its terms.

            (b) No Conflict. The execution, delivery and performance by E of this Agreement and the License Agreements to which it is a party do not and will not (a) violate or conflict with any provision of its certificate of incorporation or by-laws or similar organizational documents, or(b) conflict with or violate in any material respect any Law or Governmental Order applicable to E or any of its assets, properties or business.

            (c) Consents and Approvals. The execution, delivery and performance by E of this Agreement and the License Agreements to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or other Third Party, where failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay E from performing any of its material obligations under this Agreement or the License Agreements to which it is a party.

            (d) Absence of Litigation. There is no legal or regulatory action pending or, to the knowledge of E, threatened against E that seeks to restrain or enjoin or otherwise challenge the legality, validity or enforceability of this Agreement or the E License Agreement.

            (e) Compliance with Laws; Permits. To the extent required to execute and consummate this Agreement and the Concurrent Agreements or except as would not materially impair E's ability to perform its obligation hereunder and thereunder:

                  (i) E is not in conflict in any material respect, in material default under or in material violation of, any Laws or Governmental Orders applicable to E's business or by which E believes it is reasonably likely to be bound or subject. There is no material judgment, injunction, order or decree that is binding upon E which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing the conduct of VentureCo as currently contemplated to be conducted following the Closing Date.

                  (ii) E and its Affiliates currently hold all material Permits necessary or proper for the operation of its business as currently conducted, such Permits are in full force and effect, and no suspension, cancellation or non-renewal of any such Permit is pending or, to its knowledge, threatened.

            (f) Intellectual Property. To the extent required to execute and consummate this Agreement and the Concurrent Agreements or except as would not materially impair E's ability to perform its obligation hereunder and thereunder, no contracts, licenses or agreements to which E is a party (including without limitation this Agreement and the E License Agreement and the transactions contemplated herein or therein) or, to the knowledge of E, by operation of law, will:

                  (i) Result in VentureCo or Q being bound by, or subject to, any non-compete, exclusivity restriction or other restriction on the operation or scope of its businesses; or

                  (ii) Result in VentureCo or Q being obligated to pay any royalties or other amounts to any Third Party.

                  (iii) Grant to any Third-Party any right to or with respect to any Intellectual Property owned by, or licensed to, VentureCo or Q.

            (g) No Undisclosed Liabilities. E has no Liabilities which, individually or in the aggregate, could be reasonably expected to impair, prevent or delay E from performing any of its obligations under this Agreement.

            (h) During the period beginning on September 30, 2004 and ending on the Signing Date, E has not suffered or been affected by any event (or events) that has had or is reasonably likely to have a material adverse effect on the financial performance or business prospects of E, either in the short-term or the long-term.

                                    ARTICLE 8

                     LIABILITY AND LIMITATIONS OF LIABILITY

      8.1 Q Liability. In the event of a breach of any of the Warranties given by Q in Section 7.1 or in the Q License Agreement, E and VentureCo, each individually, shall have the right to request in writing that Q puts VentureCo in the position that it would have been in, had there been no breach of Warranty. If, within eight weeks of such a request, Q has not complied with the request, or if such remedy is impossible, Q shall indemnify VentureCo in cash. If VentureCo has become insolvent as a result of such breach, or in the case and to the extent that E has suffered a damage in excess or outside of the loss in value of E's holding in VentureCo, E shall have the right to request in writing that Q indemnifies E in cash. For the avoidance of doubt: Q will not be obligated to double compensate the same loss to E and VentureCo.

      8.2 E Liability. In the event of a breach of any of the Warranties given by E in Section 7.2 or in the E License Agreement, Q and VentureCo, each individually, shall have the right to request in writing that E puts VentureCo in the position that it would have been in, had there been no breach of Warranty. If, within eight weeks of such a request, E has not complied with the request, or if such remedy is impossible, E shall indemnify VentureCo in cash. If VentureCo has become insolvent as a result of such breach, or in the case and to the extent that Q has suffered a damage in excess or outside of the loss in value of Q's holding in VentureCo, Q shall have the right to request in writing that E indemnifies Q in cash. For the avoidance of doubt: E will not be obligated to double compensate the same loss to Q and VentureCo.

      8.3 Definitions. All of the claims described in SECTIONS 8.1 and 8.2 above shall be referred to as the "INDEMNIFIABLE CLAIMS." Any party seeking such indemnification is hereafter referred to as an "INDEMNIFIED PARTY" and the party against whom such indemnity is sought shall hereafter be referred to as the "INDEMNIFYING PARTY."

      8.4   Determination of the Amount of Damage.

            (a) For the purpose of this ARTICLE 8, the damage shall consist of the amount necessary to cure any event or set of facts causing such Warranty to be breached or the loss in value of VentureCo caused by such breach, whichever amount is higher.

            (b) In case of dispute, the amount of such damage (but for the avoidance of doubt, not the existence of a breach) shall be determined by an expert arbitrator ("Schiedsgutachter"). The expert arbitrator shall be a partner of an internationally recognized accounting firm. If the Parties cannot agree on the selection of such expert arbitrator within two weeks after receipt of a request to appoint such arbitrator, the appointment shall be made by the President of the Chamber of Industry and Commerce of Berlin. The decision of such arbitrator shall be final and binding on the Parties and VentureCo. The costs of such arbitrator shall be borne by the Indemnifying Party and Indemnified Party respectively in proportion to their relative success according to the determination delivered by the expert arbitrator who shall also determine such proportion.

      8.5   Limitations of Liability for Breach of Warranties.

            (a) Each Indemnifying Party shall (in all cases) only be liable for breach of Warranties under Section 7.1 or 7.2 to an Indemnified Party in respect of a claim if the aggregate amount of all claims for which the relevant Indemnifying Party would otherwise be liable under this Agreement to the relevant Indemnified Party exceeds EUR 100,000.00 (in which case, however, the relevant Indemnified Party shall be entitled to claim the total amount of such claims and not merely the excess above said EUR 100,000.00).

            (b) All claims for breach of Warranties are limited in time until (verjaehren am) December 31, 2007; in the case that a warranty relating to Intellectual Property is breached, including, without limitation, warranties under the License Agreements, the period of limitation (Verjaehrungsfrist) expires one year after the termination of this Agreement.

      8.6 GENERAL LIMITATION OF LIABILITY. EACH PARTY SHALL (IN ALL CASES) ONLY BE LIABLE TO THE OTHER PARTY OR VENTURECO TO THE EXTENT THAT THE AGGREGATE AMOUNT OF ITS LIABILITY FOR ALL CLAIMS OF WHATSOEVER NATURE MADE UNDER THIS AGREEMENT AND THE LICENSE AGREEMENTS IS LIMITED TO EUR 15 MILLION, PROVIDED, HOWEVER, THAT THE LIMITATIONS SET FORTH IN THIS SECTION 8.6 SHALL NOT APPLY IN THE CASE OF FRAUD OR WILLFUL INTENT.

                                    ARTICLE 9

                              ADDITIONAL AGREEMENTS

      9.1   Marketing.

            (a) VentureCo shall always have the right to directly market its output of Wafers, Cells, and Modules.

            (b) If VentureCo determines to market, distribute or sell Cells, Wafers or Modules, as the case may be, via intermediaries, distribution partners, sales agents or the like, it shall invite third parties to declare their interest to participate in such marketing activities. In such a procedure, the Parties shall be entitled to declare their interest as well. VentureCo shall negotiate with all the interested parties in good faith for not less than ninety (90) days, and upon mutual agreement, the negotiation period may be continued as long as necessary or productive. The final decision shall be subject to approval by the Supervisory Board.

            (c) If any marketing agreement is entered into with Q or E (individually, the "RECIPIENT PARTY"), the Parties shall take all actions to cause the pricing of VentureCo's output to be based on an arms-length transfer price to provide a reasonable margin for both VentureCo and the Recipient Party, taking into account the Recipient Party's anticipated marketing and distribution costs as well as anticipated market prices.

      9.2   Q Manufacturing Right of First Refusal.

            (a) During the term of this Agreement, whenever E or Affiliates (and references to E in this section 9.2 are deemed to include E Affiliates) wishes to form an Alternative Venture, E will first offer Q a right of first refusal with respect to participation in such Alternative Venture pursuant to the provisions of SECTION 9.2(B) AND (C).

            (b) In the event that E determines to pursue the formation of an Alternative Venture, E shall deliver written notice to Q, offering Q the right of first refusal to participate in any such Alternative Venture, which notice shall refer to this section of this Agreement and, subject to Q entering into a confidentiality agreement reasonably satisfactory to E with respect to the existence of the notice and the subject matter thereof, provide a description of the general framework of the Alternative Venture, including without limitation the proposed purpose and business objectives of the Alternative Venture and the contributions proposed to be required of the parties to the Alternative Venture (the "E FIRST REFUSAL NOTICE"). Upon the receipt of E First Refusal Notice, Q shall have [*] to confirm in writing to E that it wishes to commence negotiations relating thereto (the "Q CONFIRMATION NOTICE"). Upon E's receipt of the Q Confirmation Notice, E and Q shall commence negotiations in good faith regarding the terms and conditions of an agreement concerning the Alternative Venture. The parties will negotiate in good faith for not less than [*], and upon mutual agreement, the negotiation period may be continued as long as necessary or productive.

            (c) If the parties execute a definitive agreement concerning the Alternative Venture, then the parties will be bound by such agreement. If a definitive agreement is not executed within [*] after the initial [*] negotiation period, then either party, upon written notice to the other, may end negotiations. Upon the end of negotiations (or, alternatively, if Q did not provide the Q Confirmation Notice within [*] after receipt of the E First Refusal Notice), the applicable right of first refusal shall have no further effect and, without limiting the foregoing, E may enter into an Alternative Venture with a Third Party within the parameters of the general framework set forth in the E First Refusal Notice. The final conditions may not be materially more favorable to the Third Party, taken as a whole, than the last conditions offered to Q (and if in fact more favorable, Q may elect to enter into that Alternative Venture on those terms in lieu of the Third Party). The final agreement with the Third Party is to be submitted promptly to a person nominated by Q bound by a professional duty of secrecy (Berufsverschwiegenheit).

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                                      -30-
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            (d)   For the avoidance of doubt: During the term of this Agreement, whenever E wishes to form one or more additional Alternative Ventures after an E First Refusal Notice has been provided, the procedure pursuant to the provisions of SECTION 9.2(B) THROUGH (C) shall be repeated.

      9.3   Q Ribbon Technology Restriction.

            (a) During the term of this Agreement, and for a period of two (2) years after its expiration or termination, Q shall not, directly or indirectly, engage in a Ribbon Technology Activity (defined below) other than through VentureCo and/or an Alternative Venture according to SECTION 9.2.

            (b) Subject to SECTION 9.3(C) below, "RIBBON TECHNOLOGY ACTIVITY" shall mean, [*].

            (c)   [*]

            (d) The covenants contained in SECTION 9.3(A) shall be construed as a series of separate covenants, one for each county, city, state and country of the geographic scope. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in SECTION 9.3(A). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining

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separate covenants (or portions thereof) to be enforced. In the event that the provisions of this SECTION 9.3 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

            (e)   Each Party agrees that if it breaches any provision of this
SECTION 9.3, the other Party shall be entitled to, in addition to any other right or remedy otherwise available to it, an injunction from a German court restraining such breach or threatened breach and to seek specific performance of any such provision of this SECTION 9.3.

      9.4 Cooperation to Pursue Tax Efficiencies. For so long as both Parties beneficially own any Shares, the Parties shall and shall cause their Affiliates to assist each other and VentureCo to pursue any and all tax efficiencies available to:

            (a)   VentureCo in the operation of its business; and

            (b) the other Party as a shareholder of VentureCo; provided that neither Party shall be required to expend any monies or incur any cost or liability in connection therewith. Without limiting the foregoing, the Parties acknowledge that E intends to pursue tax efficiencies with respect to its ownership of and contributions to VentureCo within the six month period following the Closing Date, and Q agrees to cooperate with E in the achievement of those efficiencies, including by amending this Agreement or any of the Concurrent Agreements, so long as any action taken with respect to the achievement of E's tax efficiencies neither alters the fundamental agreements of the Parties or otherwise adversely affects Q or VentureCo. Without limiting the foregoing, the Parties expressly agree that at the discretion of E, the Parties shall cause VentureCo to make an election under Treas. Reg. Section 1.7701-3(c) to be treated as a partnership for U.S. federal income tax purposes and no Party shall take any action inconsistent with such election, so long as such election neither alters the fundamental agreements of the Parties or otherwise adversely affects Q or VentureCo.

      9.5   Confidentiality.

            (a)   Definition. "CONFIDENTIAL INFORMATION" means any information:
(i) disclosed by one Party (the "DISCLOSING PARTY") to any other Party (the "RECEIVING PARTY"), which, if in written, graphic, machine-readable or other tangible form is marked as "CONFIDENTIAL" or "PROPRIETARY", or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and reduced to writing and marked "CONFIDENTIAL" within thirty (30) days of such disclosure; or (ii) which is otherwise referred to as Confidential Information under this Agreement or any License Agreement.

            (b)   Confidential Information and Exclusions. Notwithstanding
SECTION 9.5(A) (Definition) above, Confidential Information shall exclude information that: (i) was independently developed by the Receiving Party without using any of the Disclosing Party's Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a source other than the Disclosing Party that had a right to disclose it; (iii) was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of the Receiving Party; or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.



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
            (c) Confidentiality Obligation. The Receiving Party shall treat as confidential all of the Disclosing Party's Confidential Information and shall not use such Confidential Information except as expressly permitted under this Agreement or a License Agreement or in connection with VentureCo's activities. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of the Disclosing Party's Confidential Information, subject to SECTION 9.5(D) (Legal Disclosure) below.

            (d) Legal Disclosure. Notwithstanding anything herein to the contrary, a Receiving Party has the right to disclose Confidential Information without the prior written consent of the Disclosing Party: (i) as required by any court or other Governmental Authority, or by Nasdaq; (ii) as otherwise required by law, or (iii) as advisable or required in connection with any government or regulatory filings, including without limitation, filings with the SEC. If a Receiving Party believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may take steps to oppose such disclosure.

            (e) Remedies. If a Party breaches any of its obligations under this SECTION 9.6, the other Party shall be entitled to seek equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

            (f) General Knowledge. The Receiving Party shall have no obligation to limit or restrict the assignment of its employees or consultants as a result of their having had access to the Disclosing Party's Confidential Information. The restrictions regarding Confidential Information shall not be construed to limit any Party's right to independently develop or acquire products, processes or concepts without use of the other Party's Confidential Information, even if similar. Furthermore, notwithstanding the restrictions regarding Confidential Information, the Receiving Party shall be free to use for any purpose the general knowledge resulting from access to work with or exposure to the Disclosing Party's Confidential Information, provided that the Receiving Party shall maintain the confidentiality of the Confidential Information as provided herein. The term "GENERAL KNOWLEDGE" means information in non-tangible form which may be retained by persons who have had access to Disclosing Party's Confidential Information, including ideas, concepts, know-how or techniques contained therein.

      9.6 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, Q and E shall each use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the other the benefits contemplated by this Agreement.

      9.7 Standstill. For a period commencing with the date hereof and ending on the second anniversary of such date, neither Q nor any of its agents shall, without the prior written consent of E or its board of directors: acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of E or any subsidiary thereof, or of any successor to or person in control of E, or any assets of E or any subsidiary or division thereof or of any such successor or controlling person; make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission ("SEC")), or seek to advise or influence any person or entity with respect to the voting of any voting securities of E; make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving E or any of its securities or assets; form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing; otherwise act or seek to control or influence the management, Board of Directors or policies of E; take any action that could reasonably be expected to require E to make a public announcement regarding the possibility of any of the events described in this SECTION 9.7; or request E or any of its agents, directly or indirectly, to amend or waive any provision of this SECTION 9.7. The restrictions in this SECTION 9.7 shall apply, mutatis mutandis, to E and its agents regarding any transactions in any voting securities of Q.

      9.8 Employee Matters. Pursuant to the Services Agreements, to be entered into within 30 days of the Signing Date, the Parties intend to provide certain infrastructure, management, operational, technology support, engineering, development and other services to VentureCo. In addition, the Parties intend to use commercially reasonable efforts to hire and retain employees for VentureCo. The Parties shall cause the employees and agents of VentureCo to abide by E's, and, whenever applicable, Q's, public company policies, including without limitation E's, and, whenever applicable, Q's, insider trading policy and obtain a written acknowledgement from each such employee and agent acknowledging that such employee or agent is subject to such policies.

      9.9 Covenant Regarding Service Agreements. The Parties shall, and shall cause VentureCo to enter into the applicable Services Agreements within thirty
(30) days following the Singing Date. The services provided by E and Q, respectively, pursuant to the Services Agreements (i) shall be provided by E and Q to VentureCo on a market-rate or cost-plus basis, and (ii) shall include, but not be limited to the following services: general advice regarding management issues in connection with the establishment and expansion of VentureCo; assistance with respect to Government Investment Grant application process; assistance with required German permit applications; assistance with German management staff selection and recruitment process; assistance with tax issues; advice regarding corporate and organizational structure considerations; advice and support regarding the VentureCo financing activities; management of the initial site selection process; advice and assistance in VentureCo and administrative matters, making, where appropriate, the Parties' suppliers available to VentureCo and advising VentureCo staff in this respect; advice and support in connection with the transfer of the Parties' technology to VentureCo; technology support; design and engineering support; local infrastructure purchasing; and human resources management and recruitment support. The Services Agreement shall provide that the provision of services by the Parties prior to the execution and delivery of the Services Agreement shall be deemed to have been provided on the terms and conditions of the Services Agreement as if the Services Agreements were entered into on the Closing Date.



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
                                   ARTICLE 10

                                  MISCELLANEOUS

      10.1 Expenses. Except as specifically provided for in this Agreement, each of the Parties shall bear its respective expenses, costs and fees (including attorneys' fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and the Concurrent Agreements and compliance herewith and therewith, whether or not the transactions contemplated hereby or thereby shall be consummated; SECTION
5.2 shall remain unaffected. However, the costs related to notarization and registration of the capital increase and amendments of the Articles of Association shall be borne by VentureCo.

      10.2 Further Assurances. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest VentureCo with full right, title and possession to all assets, property, rights, privileges, powers and franchises contemplated by this Agreement, each Party will and will cause its Affiliates to take all such lawful and necessary action, so long as such action is consistent with this Agreement.

      10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery or (c) sent by facsimile, as follows:

            As to E, Inc.:            Evergreen Solar, Inc.
                                      138 Bartlett Street
                                      Marlboro, MA 01752 USA
                                      Attention:        Richard Feldt
                                                        Richard Chleboski

            with a copy to:           Wilson Sonsini Goodrich & Rosati,
                                      Professional Corporation
                                      12 East 49th Street
                                      New York, NY 10017  USA
                                      Attention:        Robert Sanchez
                                                        Robert O'Connor
                                      Phone:   1 212 999-5800
                                      Fax:     1 650 493-6811

            With a copy to:           Taylor Wessing
                                      Jagerstra(beta)e 51
                                      D-10117 Berlin, Germany
                                      Attention:        Dr. Eberhardt Kuhne
                                                        Philipp von Alvensleben
                                      Phone:   ++49 30 885636 0
                                      Fax:     ++49 30 885636 46



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
            As to Q AG:               Q-Cells AG
                                      Guardianstr. 16
                                      D-06766 Thalheim, Germany
                                      Attention:        Anton Milner
                                                        Dr. Hartmut Schuening
                                      Phone:   +49-34 94-66 8-60
                                      Fax:     +49-34 94-66 8-777

            with a copy to:           VAN AUBEL Rechtsanwaelte
                                      Leibnizstr. 49
                                      D-10629 Berlin, Germany
                                      Attention:        Dr. Thomas van Aubel
                                      Phone:   +49-30-31 51 90 0
                                      Fax:     +49-30-31 51 90 90

      or, in each case, at such other address as may be specified in writing to the other parties hereto.

      All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day delivered, (x) if by next-day or overnight mail or delivery, on the day delivered, or (y) if by facsimile, on the day on which such facsimile was sent; provided that the Party providing notice pursuant to facsimile shall have received a confirmation of receipt of such facsimile transmission.

      10.4  Governing Law and Dispute Resolution.

            (a) This Agreement shall be construed in accordance with and governed by the laws of the Federal Republic of Germany.

            (b) All disputes arising in connection with this Agreement or its validity or any agreement provided herein which cannot be resolved by mutual agreement of the Parties shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law (except for challenges to the validity of shareholder resolutions which shall be submitted to the competent courts). The place of arbitration is Berlin, Germany. The arbitral tribunal consists of three arbitrators. The arbitrators must be capable of being appointed a judge in accordance with the relevant German legal rules. The substantive law of the Federal Republic of Germany is applicable to the dispute. The language of the arbitral proceedings is English.

      10.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

      10.6 Assignment. Other than as expressly otherwise provided herein, this Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of all the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that any Party may assign this Agreement:

            (a) to any of its Affiliates so long as it will be made at the same time as a transfer of its Shares to such Affiliate specifically permitted by this Agreement;

            (b) in connection with the sale by a Party of all of the Shares beneficially owned by such Party as specifically provided by this Agreement, including by way of the Change of Control of such Party.

            (c) For the avoidance of doubt, neither Party shall be obligated to obtain the consent of the other Party (under this Section 10.6) solely by virtue of a Change of Control of such Party.

      10.7 No Third Party Beneficiaries. Except as specifically provided by this Agreement, nothing in this Agreement shall confer any rights upon any Third Party.

      10.8  Foreign Corrupt Practices Act.

            (a) The Parties recognize that the United States Foreign Corrupt Practices Act of 1977 (the "ACT") shall be applicable to VentureCo, its Affiliates and its designated directors, officers and personnel in VentureCo, even if VentureCo does not conduct any business in the United States of America. The Parties recognize that the Act prohibits the payment or giving of anything of value either directly or indirectly to a government official for the purpose of influencing an act or decision in his or her official capacity, or for the purpose of inducing him or her to use his or her influence with his or her government to assist a company in obtaining or retaining business for or with, or directing business to, any Person.

            (b) Each Party shall each use its reasonable best efforts to ensure that no part of VentureCo capital or other funds will be accepted or used by the Company for any purpose, nor will it take any action, which would constitute a violation of any law of the various jurisdictions in which it conducts business or of the Act.

      Should E or Q ever receive, directly or indirectly, a request that any of them believes will or might constitute a violation of the Act, it shall immediately notify the Supervisory Board of VentureCo.

      10.9 Amendment, Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by each of E and Q.

      10.10 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings both written and oral, between or among any of the Parties with respect to the subject matter hereof.

      10.11 No Joint Venture or Partnership. Notwithstanding anything contained in this Agreement or the Concurrent Agreements to the contrary, including the use of the terms "joint venture", "VentureCo" and similar terms, nothing contained in this Agreement or the Concurrent Agreements is intended to, or shall be deemed to, create a partnership or joint venture relationship among the Parties or any of their Affiliates for any purpose, including tax purposes. Neither of the Parties nor any of the Affiliates will take a position contrary to the foregoing.

      10.12 Language for Joint Venture and this Agreement. All agendas, notices, other documentation relating to (i) VentureCo's interaction with the Parties,
(ii) documentation provided to the Parties and (iii) interaction between the Shareholders, including without limitation this Agreement, meetings of the Supervisory Board and the Shareholders of VentureCo, and VentureCo's financial statements, shall be prepared in and entered into the English language. In the event of any dispute concerning the construction or meaning of this Agreement, the text of the Agreement as written in the English language shall prevail over any translation of this Agreement that may have been or will be made.

      10.13 Voting and other rights. Each of the Parties shall join with the other Party in exercising all voting rights and other rights and powers of control as are respectively available to them in relation to VentureCo and their beneficial shareholdings therein under the Articles of Association for the time being in force and shall each take or refrain from taking all other appropriate action within their respective powers so as to procure that at all times during the subsistence of this Agreement all provisions concerning the structure and organisation of VentureCo and the regulation by the Parties of its affairs set out in this Agreement are duly observed and given full force and effect and all actions required of the Parties are carried out in a timely manner. Without prejudice to the generality of the foregoing each Party shall procure that (subject to their fiduciary duties) each of the directors appointed by the Parties, as provided herein, shall execute and do all acts and things and give and confer all such powers and authorities as they would have been required to execute, do, give and/or confer had they been a Party hereto and had consented in the same terms as the Party which appointed them.

      10.14 Severability. In the event that any term, condition or provision of this Agreement is held to be or become invalid or be a violation of any applicable Law, statute or regulation, the same shall be deemed to be deleted from this Agreement and shall be of no force and effect and the Agreement shall remain in full force and effect as if such term, condition or provision had not originally been contained in this Agreement. The validity and enforceability of the other provisions shall not be affected thereby. In such case or in the event that this Agreement should have a gap, the Parties hereto shall agree on a valid and enforceable provision completing this Agreement, coming as close as possible to the economic intentions of the Parties. In the event of a partial invalidity (Teilnichtigkeit) the Parties agree that this Agreement shall remain in force without the invalid part. This shall also apply if parts of this Agreement are partially invalid (teilnichtig).



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The above Deed and the attached Schedule 3.6 were read in the presence of the notary to the persons appearing, approved by them and signed by them and the notary in their own hands as follows:



Signed: Richard M. Feldt


Signed: Ch. A. Milner


Signed: H. Schuning


Signed: v. Hanstein, Notar

           SCHEDULE 3.6 TO DEED NUMBER 7 OF THE ROLL OF DEEDS FOR 2005

                                       [*]

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      [*] This provision is the subject of a Confidential Treatment Request.



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